UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2024

GRYPHON DIGITAL MINING, INC.

(Exact Name of Company as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39096	83-2242651
(Commission File Number)	(IRS Employer Identification No.)

1180 N. Town Center Drive, Suite 100
Las Vegas, NV	89144
(Address of Principal Executive Offices)	(Zip Code)

(702) 945-2700

(Company’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	GRYP	The Nasdaq Stock Market LLC

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth below in Item 5.02, under the heading “Eric Gallie Employment Agreement” is incorporated by reference in this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Eric Gallie Employment Agreement

On December 12, 2024, Gryphon Digital Mining, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Eric Gallie, pursuant to which Mr. Gallie will serve as the Company’s Senior Vice President, Energy. The Agreement became effective on December 12, 2024 (the “Effective Date”), and will remain in effect indefinitely until terminated by either party.

The Agreement provides for (A) a $250,000 annual base salary paid in equal installments on the Company’s regular pay dates no less frequently than semi-monthly, (B) an annual discretionary bonus targeted at 100% of Mr. Gallie’s base salary, which may be paid in the form of 50% cash and 50% restricted stock units covering shares of the Company’s common stock (“RSUs”), provided that to be eligible for any bonus, Mr. Gallie must be employed on the date any such bonus is paid, (C) five (5) weeks of paid time off in accordance with the Company’s PTO policy and applicable state law, (D) eligibility to participate in customary health, welfare, and fringe benefit plans provided to other similarly situated executive employees of the Company, and (E) within thirty days following the Effective Date, the Company will recommend to the Company’s Board of Directors that it make a one-time equity grant to Mr. Gallie in the form of 500,000 RSUs (the “Initial Award”). The Initial Award will vest as to one-fourth (1/4th) of the RSUs on each of the first four (4) annual anniversaries of the Initial Award grant date. The Initial Award and any RSUs granted to Mr. Gallie as a bonus shall be granted pursuant to the Gryphon Digital Mining, Inc. 2024 Omnibus Incentive Plan (the “Plan”).

If the Company terminates Mr. Gallie without “cause” (as defined in the Plan) and Mr. Gallie executes and does not revoke a release of claims in favor of the Company, the Company will pay Mr. Gallie one year of his base salary over the twelve months following his termination date.

The Agreement also requires Mr. Gallie to execute the Company’s standard non-competition agreement. The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report.

Eric Gallie is a distinguished finance professional with 18 years of experience spanning investment management, energy finance, and operations. From January 2023 to December 2024, Mr. Gallie served as Senior Analyst at Caravela Energy Partners, a private investment firm focused on energy markets, where he managed upstream and integrated oil and gas equity investment portfolios and coordinated research and trading strategies with natural gas and power traders. From September 2020 to June 2022, Mr. Gallie served as Director and Chief Financial Officer of Distinction Energy (TSX: DEE), a publicly traded oil and gas company, where he guided the company through a complex restructuring process and completed a private placement to meet TSX listing requirements. From May 2016 to September2020, Mr. Gallie was Lead Analyst at Luminus Capital Management, an investment firm specializing in energy markets, where he oversaw upstream and integrated oil and gas investment portfolios and led strategic initiatives in the energy sector. Earlier in his career, Mr. Gallie was associated with Citadel LLC’s Surveyor Capital and RBC Capital Markets, where he specialized in natural gas markets and supply analysis. Currently, Mr. Gallie serves as a member of the board of directors for two private companies, Megalodon Energy North and White Top Oil & Gas. Mr. Gallie holds a Bachelor of Management in Finance from the University of Lethbridge.

No family relationships exist between Mr. Gallie and any other directors or executive officers of the Company. There are no transactions to which the Company is or was a participant and in which either Mr. Gallie has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On December 12, 2024, the Company issued a press release announcing the appointment of Mr. Gallie as Senior Vice President, Energy of the Company.

A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events

As previously disclosed, on April 2, 2021, TreCom Systems Group, Inc. (“TreCom”) filed suit against Akerna Corp. (“Akerna”), now doing business as the Company, and MJ Freeway, LLC (“MJF”) in federal District Court for the Eastern District of Pennsylvania (the “Court”), seeking recovery of up to approximately $4.2 million for breach of contract and unjust enrichment claims pursuant to a Subcontractor Agreement between MJF and TreCom.

A trial commenced on December 2, 2024, and on December 4, 2024, the Court ruled from the bench that all claims against Akerna would not be presented to the jury due to insufficient evidence under Fed. R. Civ. P. 50. On December 12, 2024, the Court issued a written order confirming resolution of the claims as to Akerna.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Letter Agreement, dated December 12, 2024, between the Company and Eric Gallie
99.1	Press release, dated as of December 12, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON DIGITAL MINING, INC.

Date: December 16, 2024	By:	/s/ Steve Gutterman
		Name:	Steve Gutterman
		Title:	Chief Executive Officer

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